Exhibit 99.1

COVANCE INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Covance Inc.

We have audited the accompanying consolidated balance sheets of Covance Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Covance Inc. and subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Covance Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework), and our report dated February 27, 2014 expressed an unqualified opinion thereon.

MetroPark, New Jersey

February 27, 2014

COVANCE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

(Dollars in thousands)	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$617,686	$492,824
Short-term investments	111,359	—
Accounts receivable	331,815	339,558
Unbilled services	141,707	136,878
Inventory	48,257	49,270
Deferred income taxes	51,543	44,903
Income taxes receivable	—	3,642
Prepaid expenses and other current assets	201,621	167,629

Total Current Assets	1,503,988	1,234,704
Property and equipment, net	913,612	891,319
Goodwill	109,820	109,820
Other assets	29,168	52,499

Total Assets	$2,556,588	$2,288,342

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$59,713	$34,430
Accrued payroll and benefits	170,806	144,681
Accrued expenses and other current liabilities	153,808	127,686
Unearned revenue	240,398	255,776
Short-term debt	—	320,000
Income taxes payable	7,952	—

Total Current Liabilities	632,677	882,573
Long-term debt	250,000	—
Deferred income taxes	32,035	27,912
Other liabilities	76,630	70,665

Total Liabilities	991,342	981,150

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock—Par value $1.00 per share; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2013 and 2012	—	—
Common stock—Par value $0.01 per share; 140,000,000 shares authorized; 80,935,089 and 79,131,299 shares issued and outstanding, including those held in treasury, at December 31, 2013 and 2012, respectively	809	791
Paid-in capital	859,535	744,114
Retained earnings	1,779,833	1,600,626
Accumulated other comprehensive income	25,746	28,520
Treasury stock at cost (24,595,756 and 24,145,773 shares at December 31, 2013 and 2012, respectively)	(1,100,677)	(1,066,859)

Total Stockholders’ Equity	1,565,246	1,307,192

Total Liabilities and Stockholders’ Equity	$2,556,588	$2,288,342

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(Dollars in thousands, except per share data)	2013	2012	2011
Net revenues	$2,402,313	$2,180,621	$2,095,938
Reimbursable out-of-pocket expenses	192,817	185,138	140,508

Total revenues	2,595,130	2,365,759	2,236,446

Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	1,692,173	1,570,223	1,467,051
Reimbursable out-of-pocket expenses	192,817	185,138	140,508
Selling, general and administrative (excluding depreciation and amortization)	360,012	358,854	343,044
Depreciation and amortization	127,917	117,708	105,214
Impairment charges	4,877	17,959	—

Total costs and expenses	2,377,796	2,249,882	2,055,817

Income from operations	217,334	115,877	180,629

Other (income) expense, net:
Interest income	(2,614)	(2,011)	(1,874)
Interest expense	6,698	5,517	3,853
Foreign exchange transaction loss, net	1,925	1,474	1,248
Gain on sale of investments	(16,400)	(1,459)	—
Impairment of equity investment	—	7,373	12,119
Loss on sale of business	—	169	—

Other (income) expense, net	(10,391)	11,063	15,346

Income before taxes and equity investee earnings	227,725	104,814	165,283
Taxes on income	48,518	10,099	33,574
Equity investee earnings	—	17	480

Net income	$179,207	$94,732	$132,189

Basic earnings per share	$3.28	$1.73	$2.22
Weighted average shares outstanding—basic	54,648,533	54,844,641	59,629,788
Diluted earnings per share	$3.15	$1.68	$2.16
Weighted average shares outstanding—diluted	56,899,013	56,290,010	61,091,354

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(Dollars in thousands)	2013	2012	2011
Net income	$179,207	$94,732	$132,189
Other comprehensive (loss) income, net of tax:
Currency translation gain	15,386	20,577	2,776
Unrealized gain (loss) on securities	2,776	2,251	(322)
Amount reclassified to net income	(9,297)	—	—
Defined benefit pension plan:
Actuarial gain (loss)	(11,639)	690	1,966
Prior service cost	—	(77)	(75)
Curtailment gain	—	457	—

Total other comprehensive (loss) income, net of tax	(2,774)	23,898	4,345

Comprehensive income	$176,433	$118,630	$136,534

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(Dollars in thousands)	2013	2012	2011
Cash flows from operating activities:
Net income	$179,207	$94,732	$132,189
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	127,917	117,708	105,214
Non-cash impairment charges	4,877	41,736	12,119
Non-cash compensation expense associated with employee benefit and stock compensation plans	41,538	40,759	40,057
Deferred income tax expense (benefit)	5,023	(8,404)	(6,128)
Gain on sale of investments	(16,400)	(1,459)	—
Loss on sale of business	—	169	—
Loss on disposal of property and equipment	1,236	1,181	1,618
Equity investee earnings	—	(17)	(480)
Changes in operating assets and liabilities, net of business sold and acquired:
Accounts receivable	7,743	(28,541)	(50,754)
Unbilled services	(4,829)	(23,419)	(23,366)
Inventory	(1,300)	10,918	8,226
Accounts payable	25,283	(1,963)	2,297
Accrued liabilities	50,885	8,205	56,409
Unearned revenue	(15,378)	54,998	15,909
Income taxes	14,315	(10,522)	(21,070)
Other assets and liabilities, net	(14,467)	(35,920)	(28,762)

Net cash provided by operating activities	405,650	260,161	243,478

Cash flows from investing activities:
Capital expenditures	(162,170)	(151,679)	(134,633)
Purchase of short-term investments	(109,794)	—	—
Proceeds from sale of investments	17,781	4,682	—
Acquisition of business, net of cash acquired	—	—	(411)
Other, net	648	1,017	192

Net cash used in investing activities	(253,535)	(145,980)	(134,852)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facility	(320,000)	290,000	(5,000)
Borrowings under long-term debt	250,000	—	—
Repayments under long-term debt	—	—	(97,500)
Stock issued under employee stock purchase and option plans	71,180	13,772	9,325
Purchase of treasury stock	(33,818)	(323,773)	(8,810)

Net cash used in financing activities	(32,638)	(20,001)	(101,985)

Effect of exchange rate changes on cash	5,385	9,541	5,239

Net change in cash and cash equivalents	124,862	103,721	11,880
Cash and cash equivalents, beginning of year	492,824	389,103	377,223

Cash and cash equivalents, end of year	$617,686	$492,824	$389,103

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(Dollars in thousands)	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 2010	$774	$639,341	$1,373,705	$277	$(734,276)	$1,279,821
Net income	—	—	132,189	—	—	132,189
Other comprehensive income	—	—	—	4,345	—	4,345
Shares issued under various employee benefit and stock compensation plans	5	41,641	—	—	—	41,646
Stock option exercises	2	6,847	—	—	—	6,849
Tax benefit from stock issued	—	1,755	—	—	—	1,755
Treasury stock, at cost	—	—	—	—	(8,810)	(8,810)

Balance, December 31, 2011	781	689,584	1,505,894	4,622	(743,086)	1,457,795
Net income	—	—	94,732	—	—	94,732
Other comprehensive income	—	—	—	23,898	—	23,898
Shares issued under various employee benefit and stock compensation plans	6	40,753	—	—	—	40,759
Stock option exercises	4	12,679	—	—	—	12,683
Tax benefit from stock issued	—	1,098	—	—	—	1,098
Treasury stock, at cost	—	—	—	—	(323,773)	(323,773)

Balance, December 31, 2012	791	744,114	1,600,626	28,520	(1,066,859)	1,307,192
Net income	—	—	179,207	—	—	179,207
Other comprehensive loss	—	—	—	(2,774)	—	(2,774)
Shares issued under various employee benefit and stock compensation plans	5	41,533	—	—	—	41,538
Stock option exercises	13	65,121	—	—	—	65,134
Tax benefit from stock issued	—	8,767	—	—	—	8,767
Treasury stock, at cost	—	—	—	—	(33,818)	(33,818)

Balance, December 31, 2013	$809	$859,535	$1,779,833	$25,746	$(1,100,677)	$1,565,246

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 AND 2011

(Dollars in thousands, unless otherwise indicated)

1. Organization

Covance Inc. and its subsidiaries (“Covance” or the “Company”) is a leading drug development services company providing a wide range of early-stage and late-stage product development services on a worldwide basis primarily to the pharmaceutical and biotechnology industries. Covance also provides services such as laboratory testing to the chemical, agrochemical and food industries. Covance’s operations constitute two segments for financial reporting purposes. The first segment, early development services, includes discovery support services, preclinical and clinical pharmacology service offerings. The second segment, late-stage development services, includes central laboratory, Phase II-IV clinical development and market access services. Operations are principally focused in the United States and Europe.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of all entities controlled by Covance. All significant intercompany accounts and transactions are eliminated. The equity method of accounting is used for investments in affiliates in which Covance owns between 20 and 50 percent and does not have the ability to exercise control. For investments in which Covance owns less than 20 percent and does not have the ability to exercise significant influence over operating or financial decisions of the investee, the cost method of accounting is applied. Where the fair value of the shares of the cost method investee is based on quoted prices in active markets, Covance accounts for such investment as available-for-sale securities. See Note 5.

Use of Estimates

These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), which requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.

Foreign Currencies

For subsidiaries outside of the United States that operate in a local currency environment, income and expense items are translated to United States dollars at the monthly average rates of exchange prevailing during the year, assets and liabilities are translated at year-end exchange rates and equity accounts are translated at historical exchange rates. Translation adjustments are accumulated in a separate component of stockholders’ equity in the consolidated balance sheets and are included in the determination of comprehensive income in the consolidated statements of comprehensive income and consolidated statements of stockholders’ equity. Transaction gains and losses are included in the determination of net income in the consolidated statements of income.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less at date of purchase and consist principally of amounts invested in money market funds and bank deposits.

Short-Term Investments

Short-term investments consist of bank term deposits, denominated in Swiss Francs, which mature in August 2014.

Financial Instruments

The fair value of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximate their carrying amounts as reported at December 31, 2013 and 2012.

Accounts receivable and unbilled services represent amounts due from Covance customers who are concentrated primarily in the pharmaceutical and biotechnology industries. Covance endeavors to monitor the creditworthiness of its customers to which it grants credit terms in the ordinary course of business. Although Covance customers are concentrated primarily within these two industries, management considers the likelihood of material credit risk as remote. In addition, in some cases Covance requires advance payment for a portion of the contract price from its customers upon the signing of a contract for services. These amounts are deferred and recognized as revenue as services are performed. Historically, bad debts have been immaterial. The allowance for doubtful accounts is $6.1 million and $6.2 million at December 31, 2013 and 2012, respectively.

Inventory

Inventories, which consist principally of finished goods and supplies, are valued at the lower of cost (first-in, first-out method) or market. Finished goods accounted for $30.3 million and $32.7 million and supplies accounted for $18.0 million and $16.6 million of total inventory at December 31, 2013 and 2012, respectively.

Prepaid Expenses and Other Current Assets

In connection with the management of multi-site clinical trials, Covance pays on behalf of its customers fees to investigators, volunteers and other out-of-pocket costs (such as travel, printing, meetings, couriers, etc.), for which the Company is reimbursed at cost, without mark-up or profit. Amounts receivable from customers in connection with billed and unbilled investigator fees, volunteer payments and other out-of-pocket pass- through costs are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets and totaled $88.9 million and $82.0 million at December 31, 2013 and 2012, respectively. See Note 2 “Reimbursable Out-of-Pocket Expenses”.

Also included in prepaid expenses and other current assets are assets held for sale. Covance records long-lived assets as held for sale when a plan to sell the asset has been initiated and all other held for sale criteria have been satisfied. Assets classified as held for sale are recorded in other current assets on the consolidated balance sheet at the lower of their carrying value or fair value less cost to sell. During the fourth quarter of 2013, Covance entered into negotiations to sell certain assets of its Genomics Laboratory located in Seattle, Washington. As a result, $6.7 million of associated net assets were reclassified to assets held for sale as of December 31, 2013. During the first quarter of 2013, Covance completed the closure of its clinical pharmacology facility in Basel, Switzerland and initiated actions to sell that property. As a result, the $8.3 million carrying value of the property was reclassified from property and equipment to assets held for sale as of March 31, 2013. During the fourth quarter of 2013, Covance recorded an impairment charge of $2.3 million to reduce the carrying value of the Basel property to its estimated fair market value less cost to sell as of December 31, 2013. In the fourth quarter of 2011, Covance completed the wind-down and transition of services at its toxicology facility in Vienna, Virginia and initiated actions to sell that property. As a result, the related carrying value of $27.0 million was reclassified from property and equipment to assets held for sale as of December 31, 2011. See Note 12.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are provided on the straight-line method at rates adequate to allocate the cost of the applicable assets over their estimated useful lives, which generally range from ten to forty years for buildings and improvements, three to ten years for equipment, furniture and fixtures and three to five years for computer hardware and software, except for certain large enterprise-wide software applications which are depreciated over periods of up to ten years. Leasehold improvements are capitalized and amortized on a straight-line basis over the shorter of the estimated useful life of the improvement or the associated remaining lease term. The cost of computer software developed or obtained for internal use is capitalized and amortized on the straight-line method over the estimated useful life. Costs incurred during the development phase are capitalized, while all other costs are expensed as incurred. Repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

Covance reviews its long-lived assets, other than goodwill and other indefinite lived intangible assets, for impairment when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based upon Covance’s judgment of its ability to recover the value of the asset from the expected future undiscounted cash flows of the related operations or the sale of the asset. Actual future cash flows may be greater or less than estimated. During the fourth quarter of 2013, Covance determined that the carrying value of its Manassas, Virginia and Basel, Switzerland properties, both included in the early development segment, was no longer fully recoverable from the cash flows expected from their sale, based upon changes in the respective real estate markets, coupled with changes in the respective marketing plans. As such, Covance recorded an asset impairment charge of $2.6 million and $2.3 million, respectively, to reduce the carrying value of these assets to their estimated fair values as of December 31, 2013. See Note 3 and Note 12, respectively. During the fourth quarter of 2011, Covance determined that the carrying value of its equity method investment in a supplier of research products was no longer fully recoverable based upon changes in the research product market. The impairment was determined to be other-than- temporary and Covance recorded a charge of $12.1 million to reduce the carrying value of the equity investment to its estimated fair value as of December 31, 2011. Further, during the second quarter of 2012, the equity investment was determined to have experienced an additional impairment in value due to a further decline in demand for the research products from this supplier. As a result, Covance recorded a $7.4 million impairment charge to write off the remaining carrying value of the equity investment as of June 30, 2012. See Note 5.

Goodwill and Other Intangible Assets and Impairment

Goodwill represents costs in excess of the fair value of net tangible and identifiable net intangible assets acquired in business combinations. Covance performs an annual test for impairment of goodwill and other indefinite lived intangible assets during the fourth quarter. Covance tests goodwill for impairment at the reporting unit level only when, after completing a qualitative analysis, it is determined that it is more likely than not that the fair value of a reporting unit is below its carrying value. This test is performed by comparing the carrying value of the reporting unit to its fair value. Covance assesses fair value based upon its estimate of the present value of the future cash flows that it expects to be generated by the reporting unit. In the second quarter of 2012, Covance commenced actions to close its clinical pharmacology operations located in Basel, Switzerland and as a result determined the goodwill associated with the acquisition of the Basel clinic was impaired and recorded a charge of $18.0 million to write off the carrying value of the goodwill as of June 30, 2012. The Basel clinic is part of Covance’s early development segment and clinical pharmacology reporting unit, however, because the clinic was operated on a standalone basis and was not integrated into the reporting unit after its acquisition, the related goodwill was evaluated for impairment at the site level and not the reporting unit level. The annual test for impairment performed for 2013, 2012 and 2011 indicated that no reporting units were at significant risk for impairment. See Note 4.

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, which range in term from one to ten years. Land use rights are amortized on a straight-line basis over their contractual life of fifty years. The Company periodically evaluates the reasonableness of the estimated useful lives of these intangible assets. See Note 4.

Revenue Recognition

Covance recognizes revenue either as services are performed or products are delivered, depending on the nature of the work contracted. Historically, a majority of Covance’s net revenues have been earned under contracts which range in duration from a few months to two years, but can extend in duration up to five years or longer. Covance also has committed minimum volume arrangements with certain clients with initial terms that generally range in duration from three to ten years. Underlying these arrangements are individual project contracts for the specific services to be provided. These arrangements enable our clients to secure our services in exchange for which they commit to purchase an annual minimum dollar value (“volume”) of services. Under these types of arrangements, if the annual minimum volume commitment is not reached, the client is required to pay Covance for the shortfall. Progress towards the achievement of annual minimum volume commitments is monitored throughout the year. Annual minimum commitment shortfalls are not included in net revenues until the amount has been determined and agreed to by the client.

Service contracts generally take the form of fee-for-service or fixed-price arrangements. In cases where performance spans multiple accounting periods, revenue is recognized as services are performed, measured on a proportional-performance basis, generally using output measures that are specific to the service provided. Examples of output measures in our early development segment include the number of slides read, dosings performed, or specimens prepared for preclinical laboratory services, or number of dosings or number of volunteers enrolled for clinical pharmacology. Examples of output measures in our late-stage development segment’s Phase II-IV clinical development service offering include among others, number of investigators enrolled, number of sites initiated, number of patients enrolled and number of monitoring visits completed. Revenue is determined by dividing the actual units of work completed by the total units of work required under the contract and multiplying that percentage by the total contract value. The total contract value, or total contractual payments, represents the aggregate contracted price for each of the agreed upon services to be provided. Covance does not have any contractual arrangements spanning multiple accounting periods where revenue is recognized on a proportional-performance basis under which the Company has earned more than an immaterial amount of performance-based revenue (i.e., potential additional revenue tied to specific deliverables or performance). Changes in the scope of work are common, especially under long-term contracts, and generally result in a change in contract value. Once the client has agreed to the changes in scope and renegotiated pricing terms, the contract value is amended and revenue is recognized, as described above. Estimates of costs to complete are made to provide, where appropriate, for losses expected on contracts. Costs are not deferred in anticipation of contracts being awarded, but instead are expensed as incurred.

Billing schedules and payment terms are generally negotiated on a contract-by-contract basis. In some cases, Covance bills the client for the total contract value in progress-based installments as certain non- contingent billing milestones are reached over the contract duration, such as, but not limited to, contract signing, initial dosing, investigator site initiation, patient enrollment or database lock. The term “billing milestone” relates only to a billing trigger in a contract whereby amounts become billable and payable in accordance with a negotiated predetermined billing schedule throughout the term of a project. These billing milestones are not performance- based (i.e., potential additional arrangement consideration tied to specific deliverables or performance). In other cases, billing and payment terms are tied to the passage of time (e.g., monthly billings). In either case, the total contract value and aggregate amounts billed to the client would be the same at the end of the project. While Covance attempts to negotiate terms that provide for billing and payment of services prior or within close proximity to the provision of services, this is not always the case, as evidenced by fluctuations in the levels of unbilled services and unearned revenue from period to period. While a project is ongoing, cash payments are not necessarily representative of aggregate revenue earned at any particular point in time, as revenues are recognized when services are provided, while amounts billed and paid are in accordance with the negotiated billing and payment terms.

In some cases, payments received are in excess of revenue recognized. For example, a contract invoicing schedule may provide for an upfront payment of 10% of the full contract value upon contract signing, but at the time of signing, performance of services has not yet begun, and therefore, no revenue has yet been recognized. Payments received in advance of services being provided, such as in this example, are deferred as unearned revenue on the balance sheet. As the contracted services are subsequently performed and the associated revenue is recognized, the unearned revenue balance is reduced by the amount of revenue recognized during the period.

In other cases, services may be provided and revenue is recognized before the client is invoiced. In these cases, revenue recognized will exceed amounts billed, and the difference, representing an unbilled receivable, is recorded for this amount which is currently unbillable to the customer pursuant to contractual terms. Once the client is invoiced, the unbilled services are reduced for the amount billed, and a corresponding account receivable is recorded. All unbilled services are billable to customers within one year from the respective balance sheet date.

Most contracts are terminable by the client, either immediately or upon notice. These contracts often require payment to Covance of expenses to wind down the study or project, fees earned to date and, in some cases, a termination fee or a payment to Covance of some portion of the fees or profits that could have been earned by Covance under the contract if it had not been terminated early. Termination fees are included in net revenues when realization is assured. In connection with the management of multi-site clinical trials, Covance pays on behalf of its customers fees to investigators, volunteers and other out-of-pocket costs (such as for travel, printing, meetings, couriers, etc.), for which it is reimbursed at cost, without mark-up or profit. Investigator fees are not reflected in total revenues or expenses where Covance acts in the capacity of an agent on behalf of the pharmaceutical company sponsor, passing through these costs without risk or reward to Covance. All other out-of-pocket costs are included in total revenues and expenses.

Costs and Expenses

Cost of revenue includes direct labor and related benefit charges, other direct costs, shipping and handling fees, and an allocation of facility charges and information technology costs and excludes depreciation and amortization. Selling, general and administrative expenses consist primarily of administrative payroll and related benefit charges, advertising and promotional expenses, administrative travel and an allocation of facility charges and information technology costs and excludes depreciation and amortization. Cost of advertising is expensed as incurred.

Taxes

Covance uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in enacted tax rates is recognized in income in the period when the change is effective. See Note 6.

The Company recognizes a tax benefit from an uncertain tax position only if the Company believes it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that the Company believes is more likely than not to be realized upon ultimate settlement of the position. Components of the reserve are classified as either a current or long-term liability in the consolidated balance sheet based on when the Company expects each of the items to be settled. Covance accrues interest and penalties in relation to unrecognized tax benefits as a component of income tax expense.

The Company also maintains a tax reserve related to exposures for non- income tax matters, including value-added tax, state sales and use and other taxes. The balance of this reserve was $1.1 million at both December 31, 2013 and 2012, and is recorded as a current liability in accrued expenses and other current liabilities on the consolidated balance sheet.

While Covance believes it has identified all reasonably identifiable exposures and the reserve it has established for identifiable exposures is appropriate under the circumstances, it is possible that additional exposures exist and that exposures may be settled at amounts different than the amounts reserved. It is also possible that changes in facts and circumstances could cause Covance to either materially increase or reduce the carrying amount of its tax reserve.

Covance’s historical policy has been to leave its unremitted foreign earnings invested indefinitely outside the United States. Covance intends to continue to leave its unremitted foreign earnings invested indefinitely outside the United States. As a result, taxes have not been provided on any of the remaining accumulated foreign unremitted earnings as of December 31, 2013. See Note 6.

Accumulated Other Comprehensive Income

Covance’s accumulated other comprehensive income is comprised of foreign currency translation adjustments, actuarial gains (losses) and prior service costs in connection with its defined benefit pension and other post- retirement plans and the unrealized gain on available-for-sale securities, each recorded and presented net of tax. The components of and changes in accumulated other comprehensive income are as follows:

	Foreign Currency Translation Adjustments	Unrealized Gain on Available for Sale Securities	Defined Benefit Plans	Accumulated Other Comprehensive Income
Balance at December 31, 2010	$28,717	$5,489	$(33,929)	$277
Other comprehensive income, net of tax, before reclassifications	2,776	(322)	601	3,055
Amounts reclassified from accumulated other comprehensive income, net of tax	—	—	1,290	1,290

Net current-period other comprehensive income (loss), net of tax	2,776	(322)	1,891	4,345

Balance at December 31, 2011	31,493	5,167	(32,038)	4,622
Other comprehensive income, net of tax, before reclassifications	20,577	2,251	113	22,941
Amounts reclassified from accumulated other comprehensive income, net of tax	—	—	957	957

Net current-period other comprehensive income, net of tax	20,577	2,251	1,070	23,898

Balance at December 31, 2012	52,070	7,418	(30,968)	28,520
Other comprehensive income, net of tax, before reclassifications	15,386	2,776	(11,639)	6,523
Amounts reclassified from accumulated other comprehensive income, net of tax	—	(10,194)	897	(9,297)

Net current-period other comprehensive income (loss), net of tax	15,386	(7,418)	(10,742)	(2,774)

Balance at December 31, 2013	$67,456	$—	$(41,710)	$25,746

During the year ended December 31, 2013, amounts reclassified from accumulated other comprehensive income, net of tax, represent the realized gain on the sale of Covance’s investment in BioClinica, Inc. of $15.7 million, net of tax of $5.5 million (see Note 5). Changes in plan assets and benefit obligations recognized in comprehensive income in 2013, net of the amortization of actuarial losses and prior service credits to net periodic pension cost in the year totaled $13.6 million, net of tax of $2.9 million (see Note 8).

Stock-Based Compensation

The Company sponsors several stock-based compensation plans pursuant to which non-qualified stock options and restricted stock awards are granted to eligible employees. These plans are described more fully in Note 9. The grant-date fair value of awards expected to vest is expensed on a straight-line basis over the vesting period of the related awards.

Defined Benefit Pension Plans

Covance sponsors various pension and other post-retirement benefit plans which are more fully described in Note 8. The measurement of the related benefit obligations and the net periodic benefit costs recorded each year are based upon actuarial computations, which require management’s judgment as to certain assumptions. These assumptions include the discount rates to use in computing the present value of the benefit obligations and the net periodic benefit costs, the expected future rate of salary increases (for pay-related plans) and the expected long-term rate of return on plan assets (for funded plans). The discount rates are derived based on a hypothetical yield curve represented by a series of annualized individual discount rates. The expected long-term rate of return on plan assets is based on the target asset allocation and the average expected rate of growth for the asset classes invested. The average expected rate of growth is derived from a combination of historic returns, current market indicators, the expected risk premium for each asset class and the opinion of professional advisors. Liabilities related to all of Covance’s pension and other post-retirement benefit plans are measured as of December 31.

In the third quarter of 2012, the Company remeasured its German defined benefit pension plan liability due to a reduction in plan participants resulting from cost reduction actions taken at its Muenster, Germany toxicology facility. The measurement resulted in a $5.4 million net increase to the liability, which reflects a $6.1 million actuarial loss, partially offset by a curtailment gain of $0.7 million. These adjustments were recognized in the 2012 period as a component of accumulated other comprehensive income, net of tax of $1.9 million and $0.2 million, respectively. See Note 8.

Earnings Per Share (“EPS”)

Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of shares outstanding during the period. The computation of diluted EPS is similar to the computation of basic EPS, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued; computed under the treasury stock method.

In computing diluted EPS for the years ended December 31, 2013, 2012 and 2011, the denominator was increased by 2,250,480 shares, 1,445,369 shares and 1,461,566 shares, respectively, representing the dilutive effect of all unvested restricted shares as well as those stock options outstanding at December 31, 2013, 2012 and 2011, with exercise prices less than the average market price of Covance’s common stock during each respective period. Excluded from the computation of diluted EPS for the year ended December 31, 2013 were options to purchase 205,001 shares of common stock at prices ranging from $77.90 to $94.34 per share because the exercise prices of such options were greater than the average market price of Covance’s common stock during 2013. Excluded from the computation of diluted EPS for the year ended December 31, 2012 were options to purchase 2,337,264 shares of common stock at prices ranging from $49.20 to $94.34 per share because the exercise prices of such options were greater than the average market price of Covance’s common stock during 2012. Excluded from the computation of diluted EPS for the year ended December 31, 2011 were options to purchase 2,335,194 shares of common stock at prices ranging from $54.15 to $94.34 per share because the exercise prices of such options were greater than the average market price of Covance’s common stock during 2011.

Reimbursable Out-of-Pocket Expenses

As discussed in Note 2 “Prepaid Expenses and Other Current Assets”, Covance pays on behalf of its customers fees to investigators, volunteers and other out-of-pocket costs for which the Company is reimbursed at cost, without mark-up or profit. Amounts paid to volunteers and other out-of- pocket costs are reflected in operating expenses, while the reimbursements received are reflected in revenues in the consolidated statements of income. Covance excludes from revenue and expense in the consolidated statements of income fees paid to investigators and the associated reimbursement since Covance acts as an agent on behalf of the pharmaceutical company sponsors with regard to investigator payments.

Supplemental Cash Flow Information

Cash paid for interest for the years ended December 31, 2013, 2012 and 2011 totaled $4.6 million, $4.6 million and $3.8 million, respectively. Cash paid for income taxes for the years ended December 31,

2013, 2012 and 2011 totaled $19.3 million, $29.8 million and $58.2 million, respectively. The change in income taxes payable in the consolidated statement of cash flows for the years ended December 31, 2013, 2012 and 2011 includes as an operating cash outflow the excess tax benefit received from the exercise of non- qualified stock options of $6.1 million, $1.1 million and $0.9 million, respectively (a corresponding cash inflow of $6.1 million, $1.1 million and $0.9 million, respectively, has been included in financing cash flows).

Recently Issued Accounting Standards

In March 2013, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”). ASU 2013-05 clarifies the applicable guidance under current U.S. generally accepted accounting principles for the release of the cumulative translation adjustment upon a reporting entity’s derecognition of a subsidiary or group of assets within a foreign entity or part or all of its investment in a foreign entity. The ASU requires a reporting entity, which either sells a part or all of its investment in a foreign entity or ceases to have a controlling financial interest in a subsidiary or group of assets within a foreign entity, to release any related cumulative translation adjustment into net income. ASU 2013-05 is effective prospectively for fiscal years beginning after December 15, 2013. Covance will be required to adopt ASU 2013-05 no later than the quarter beginning January 1, 2014. Although Covance does not expect the adoption of the ASU to have a material impact on its consolidated results of operations or financial position, the actual impact will be dependent upon the nature and significance of future events that would be subject to the ASU.

Subsequent Events

Subsequent events are defined as those events or transactions that occur after the balance sheet date, but before the financial statements are filed with the Securities and Exchange Commission. See Note 15.

3. Property and Equipment

Property and equipment at December 31, 2013 and 2012 consist of the following:

	2013	2012
Property and equipment at cost:
Land	$55,463	$60,544
Buildings and improvements	642,416	633,248
Equipment	359,077	343,832
Computer hardware and software	555,127	460,931
Furniture, fixtures & leasehold improvements	115,412	110,106
Construction-in-progress	93,380	87,227

	1,820,875	1,695,888
Less: Accumulated depreciation and amortization	(907,263)	(804,569)

Property and equipment, net	$913,612	$891,319

Depreciation and amortization expense aggregated $127.0 million, $115.6 million and $103.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

During the fourth quarter of 2013, Covance determined that the carrying value of its Manassas, Virginia land, which is included in the early development segment, was no longer fully recoverable from the sale of the property based upon changes in the local real estate market and the related marketing plan for the property. Covance recorded an asset impairment charge of $2.6 million to reduce the carrying value of the asset to its estimated fair value less cost to sell as of December 31, 2013.

During the fourth quarter of 2013, Covance entered into negotiations to sell certain assets of its Genomics Laboratory located in Seattle, Washington. As a result, $4.4 million was reclassified from property and equipment to assets held for sale in other current assets on the consolidated balance sheet as of December 31, 2013. See Note 12.

During the first quarter of 2013, Covance completed the closure of its clinical pharmacology site in Basel, Switzerland and initiated actions to sell that property. As a result, the $8.3 million carrying value of the property was reclassified from property and equipment to assets held for sale in other current assets on the consolidated balance sheet as of March 31, 2013. See Note 12.

4. Goodwill and Amortizable Intangible Assets

The following table sets forth changes in the carrying amount of goodwill by operating segment for each of the years ended December 31, 2013 and 2012, respectively:

	Early Development	Late-Stage Development	Total
Balance, December 31, 2011	$91,863	$35,916	$127,779
Goodwill impairment charge	(17,959)	—	(17,959)

Balance, December 31, 2012 and 2013	$73,904	$35,916	$109,820

In the second quarter of 2012, Covance commenced actions to close its clinical pharmacology operations located in Basel, Switzerland and as a result determined the goodwill associated with the acquisition of the Basel clinic was impaired and recorded a charge of $18.0 million to write off the carrying value of the goodwill as of June 30, 2012.

The following table summarizes the Company’s acquired amortizable intangible assets which are reflected in other assets on the consolidated balance sheet, as of December 31, 2013 and 2012:

	2013	2012
Intangible assets at cost:
Customer Lists (5 to 10 year estimated useful lives)	$6,909	$8,152
Land Use Right (50 year estimated useful life)	6,174	6,174
Technology (5 year estimated useful life)	2,340	2,340
Other—Patient List, Backlog and Non-Compete Agreements (1 to 4 year estimated useful lives)	820	1,419

	16,243	18,085
Less: Accumulated amortization	(8,453)	(9,289)

Net carrying value	$7,790	$8,796

In the first quarter of 2013, in association with the closure of the Basel, Switzerland site, $1.8 million of fully amortized intangibles and the related amortization were written off, including $1.2 million of customer lists, $0.4 million of non-compete agreements and $0.2 million of backlog.

Amortization expense for the years ended December 31, 2013, 2012 and 2011 was $0.9 million, $2.1 million and $1.8 million, respectively. Amortization expense expected to be recorded for each of the next five years is as follows:

Year Ending December 31,
2014	$856
2015	$856
2016	$530
2017	$123
2018	$123

5. Equity Investments

In March 2013, Covance sold its entire investment in BioClinica, Inc. (“BIOC”) for cash proceeds of $17.1 million. The cost basis in the investment was $1.4 million, resulting in a realized gain on the sale of approximately $15.7 million. The carrying value of Covance’s investment in BIOC as of December 31, 2012 was $13.5 million, as determined based on quoted prices in an active market. The investment was reflected in other assets on the consolidated balance sheet. The $3.6 million increase in the carrying value prior to the date of sale resulted in a $2.8 million increase in the unrealized gain on investment, net of tax. The unrealized gain on the investment at December 31, 2012 was $12.1 million, or $7.4 million, net of tax, and was included within accumulated other comprehensive income on the consolidated balance sheet.

On January 31, 2013, Covance terminated its long-standing inventory supply agreement with Noveprim Limited (“Noveprim”) and surrendered its entire 47% minority equity position in Noveprim. During the fourth quarter of 2011, the investment was determined to have experienced an other-than-temporary impairment in value due to a decline in demand for the research products supplied by Noveprim. As a result, Covance recorded a $12.1 million impairment charge against the goodwill recognized upon the initial investment in Noveprim, to reduce the carrying value of the investment to its estimated fair value. Further, during the second quarter of 2012, the investment was determined to have experienced an additional impairment in value due to a further decline in demand for the research products supplied by Noveprim. As a result, Covance recorded a $7.4 million impairment charge to write off the remaining carrying value of the investment as of June 30, 2012, and suspended equity accounting for this investment as the carrying value was zero. The fair value in both of the above instances was measured with an income approach using internally developed estimates of future cash flows, which are Level 3 inputs under the fair value hierarchy. During the years ended December 31, 2012 and 2011, Covance recognized income of $17 thousand and $0.5 million, respectively, representing its share of Noveprim’s earnings.

In July 2012, Covance sold 100% of its investment in Caprion Proteomics (“Caprion”), a privately held company headquartered in Montreal, Canada, for cash proceeds of approximately $4.7 million and recognized a gain on the sale of approximately $1.5 million. In June 2013, Covance received an additional $0.7 million in contingent consideration in connection with the Caprion sale, upon the release of funds held in escrow, which was recorded as an additional gain on the sale.

6. Taxes on Income

The components of income before taxes and the related provision for taxes on income for 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Income before taxes and equity investee earnings:
Domestic	$26,251	$29,445	$52,091
International	201,474	75,369	113,192

Total	$227,725	$104,814	$165,283

Federal income taxes (benefits):
Current provision	$10,781	$(7,298)	$13,265
Deferred provision	1,969	11,456	9,793
International income taxes (benefits):
Current provision	31,241	23,835	24,420
Deferred provision	1,615	(20,436)	(16,921)
State and other income taxes:
Current provision	2,727	2,397	2,626
Deferred provision	185	145	391

Income tax provision	$48,518	$10,099	$33,574

The differences between the provision for income taxes and income taxes computed using the Federal statutory income tax rate for 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Taxes at statutory rate	35.0%	35.0%	35.0%
State and local taxes, net of Federal benefit	0.8	1.6	1.2
Impact of international operations	(15.6)	(20.5)	(17.0)
Previously unrecognized tax benefits	(1.1)	(10.1)	(0.3)
Other, net	2.2	3.6	1.4

Total	21.3%	9.6%	20.3%

The effective tax rate for the year ended December 31, 2013, includes a benefit of $3.0 million relating to UK R&D tax credits during the first three months of 2013, whereas the effective tax rate for the year ended December 31, 2012 includes a benefit of $10.0 million. The decrease in the benefit results from the shift of UK R&D tax credits to above margin treatment, as reflected primarily within the impact of international operations line above.

Previously unrecognized tax benefits consist primarily of tax benefits recorded in connection with the favorable resolution of income tax audits and tax benefits resulting from tax positions taken in returns filed in each respective year.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2013 and 2012 are as follows:

	2013	2012
Current deferred taxes:
Current deferred tax assets:
Liabilities/expenses not currently deductible	$37,924	$39,450
Deferred equity compensation	7,045	7,175
Net operating losses and other tax credit carryforwards	7,036	—

Total current deferred tax assets	52,005	46,625

Current deferred tax liabilities:
Earnings not currently taxable	(462)	(1,722)

Net current deferred tax assets	$51,543	$44,903

Non-current deferred taxes:
Deferred tax assets:
Net operating losses	$20,395	$26,279
Deferred equity compensation	16,136	17,868
Liabilities/expenses not currently deductible	2,730	564

Total non-current deferred tax assets	39,261	44,711

Deferred tax liabilities:
Property and equipment	(64,131)	(61,950)
Earnings not currently taxable	(7,165)	(10,673)

Total non-current deferred tax liabilities	(71,296)	(72,623)

Net non-current deferred tax liabilities	$(32,035)	$(27,912)

As of December 31, 2013, Covance has United States and foreign net operating loss carryforwards of $105.4 million. The foreign net operating loss carryforwards of $104.5 million have no expiration, while the United States net operating loss carryforwards of $0.9 million will expire in the year 2032. As of December 31, 2013, the Company also has United States foreign tax credit carryforwards of $2.1 million, of which approximately $0.8 million will expire in 2022 with the remaining $1.3 million expiring in 2023. It is expected that all net operating loss and foreign tax credit carryforwards will be realized, accordingly, no valuation allowance has been provided.

Covance currently provides income taxes on the earnings of foreign subsidiaries to the extent those earnings are taxable or are expected to be remitted. Covance’s historical policy has been to leave its unremitted foreign earnings invested indefinitely outside the United States. Covance intends to continue to leave its unremitted foreign earnings invested indefinitely outside the United States. It is not practical to estimate the amount of additional tax that might be payable if such accumulated earnings were remitted. Additionally, if such accumulated earnings were remitted, certain countries impose withholding taxes that, subject to certain limitations, are available for use as a tax credit against any Federal income tax liability arising from such remittance. As a result, taxes have not been provided on accumulated foreign unremitted earnings totaling approximately $926 million at December 31, 2013.

The Company recognizes a tax benefit from an uncertain tax position only if the Company believes it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that the Company believes is more likely than not to be realized upon ultimate settlement of the position. Components of the reserve are classified as either a current or long-term liability in the consolidated balance sheet based on when the Company expects each of the items to be settled. Covance accrues interest and penalties in relation to unrecognized tax benefits as a component of income tax expense.

As of December 31, 2013 and 2012, the balance of the reserve for unrecognized tax benefits was $9.0 million and $9.4 million, respectively, which is recorded as a long-term liability in other liabilities on the consolidated balance sheet. Included in the balance of the reserve for unrecognized tax benefits at both December 31, 2013 and 2012 is accrued interest of $0.6 million. This reserve relates to exposures for income tax matters such as transfer pricing, nexus and deemed income. During the year ended December 31, 2013, the reserve for unrecognized tax benefits decreased by $0.4 million, as the release of reserves primarily associated with the settlement of income tax audits and the lapsing of the statute of limitations in various jurisdictions more than offset the accrual of additional reserves relating primarily to transfer pricing and the accrual of interest on existing reserves.

Following is a reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding accrued interest, for the years ended December 31, 2013, 2012 and 2011:

(dollars in millions)
Unrecognized tax benefits as of December 31, 2010	$14.0
Additions related to tax positions in the current year	3.0
Reductions due to settlements and payments	(1.9)
Reductions due to statute expiration	(0.3)

Unrecognized tax benefits as of December 31, 2011	14.8
Additions related to tax positions in the current year	2.2
Reductions due to settlements and payments	(7.9)
Reductions due to statute expiration	(0.3)

Unrecognized tax benefits as of December 31, 2012	8.8
Additions related to tax positions in the current year	2.0
Reductions due to settlements and payments	(1.3)
Reductions due to statute expiration	(1.1)

Unrecognized tax benefits as of December 31, 2013	$8.4

Any future changes in the liability for unrecognized tax benefits, resulting from the recognition of tax benefits, would impact the effective tax rate. Over the next twelve months, it is reasonably possible that the uncertainty surrounding up to $0.3 million, including accrued interest, of the reserve for unrecognized tax benefits related to transfer pricing will be resolved as a result of the expiration of the statute of limitations or the conclusion of various federal, state and foreign tax audits.

The following tax years remain open to investigation as of December 31, 2013, for the Company’s major jurisdictions:

Tax Jurisdiction	Years
U.S. Federal and State	2007-2013
United Kingdom	2011-2013
Switzerland	2008-2013
Germany	2011-2013

7. Long-Term Debt and Credit Facilities

Long-Term Debt

On November 15, 2013, Covance entered into a private placement of senior notes (“Senior Notes”) in an aggregate principal amount of $250 million pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”) dated October 2, 2013. The Senior Notes were issued in four series and are reflected in long-term debt on the consolidated balance sheet as of December 31, 2013:

(dollars in millions)
3.25% Senior Notes, Series 2013A due November 15, 2018	$15
3.90% Senior Notes, Series 2013B due November 15, 2020	50
4.50% Senior Notes, Series 2013C due November 15, 2023	90
4.65% Senior Notes, Series 2013D due November 15, 2025	95

Total long-term debt outstanding	$250

Interest on the Senior Notes is payable semiannually on May 15th and November 15th of each year. The Senior Notes rank equally with all outstanding indebtedness. Costs associated with the Note Purchase Agreement, which consisted primarily of bank and legal fees totaling $0.9 million, are being amortized ratably over the terms of the Senior Notes. The proceeds were used to pay down existing indebtedness.

The Note Purchase Agreement contains various financial and other covenants and is guaranteed by certain of Covance’s domestic subsidiaries and secured by a pledge of 65 percent of the capital stock of certain of Covance’s foreign subsidiaries. At December 31, 2013, Covance was in compliance with the terms of the Note Purchase Agreement.

Credit Facilities

On March 7, 2012, Covance amended its credit facility, which was not due to expire until October 2015, in order to, in part, provide sufficient liquidity to finance purchases under its 2012 authorized share repurchase program (“2012 Repurchase Program”). The amended credit agreement (the “Credit Agreement”) provides for a revolving credit facility of up to $500 million. At December 31, 2013, there were no outstanding borrowings and $2.9 million of outstanding letters of credit under the Credit Agreement. The proceeds from the issuance of the Senior Notes were used to pay down outstanding indebtedness under the Credit Agreement. At December 31, 2012, there were $320.0 million of outstanding borrowings and $2.9 million of outstanding letters of credit under the Credit Agreement. Interest on all outstanding borrowings under the Credit Agreement varies in accordance with the terms of the Credit Agreement and is presently based upon the London Interbank Offered Rate plus a margin of 125 basis points. Interest on all outstanding borrowings under the previous credit agreement was based upon the London Interbank Offered Rate plus a margin of 200 basis points. Interest on outstanding borrowings approximated 1.46% per annum during 2013 and 1.56% per annum during 2012. Costs associated with the Credit Agreement, which expires in March 2017, consisted primarily of bank and legal fees totaling $1.9 million and are being amortized over the five-year term.

The Company pays a commitment fee of 17.5 basis points on the undrawn balance of the revolving credit facility under the Credit Agreement, and had paid a commitment fee of 30 basis points on the undrawn balance of the revolving credit facility under the previous credit agreement. Commitment fees totaled approximately $0.3 million and $0.4 million during the years ended December 31, 2013 and 2012, respectively. The Credit Agreement contains various financial and other covenants and is collateralized by guarantees of certain of Covance’s domestic subsidiaries and a pledge of 65 percent of the capital stock of certain of Covance’s foreign subsidiaries. At December 31, 2013, Covance was in compliance with the terms of the Credit Agreement.

8. Employee Benefit Plans

Covance sponsors various pension and other post-retirement benefit plans. All plans have a measurement date of December 31.

Defined Benefit Pension Plans

Covance sponsors two defined benefit pension plans for the benefit of its employees at two United Kingdom subsidiaries and one defined benefit pension plan for the benefit of its employees at a German subsidiary, all of which are legacy plans of previously acquired companies. Benefit amounts for all three plans are based upon years of service and compensation. The German plan is unfunded while the United Kingdom pension plans are funded. Covance’s funding policy has been to contribute annually a fixed percentage of the eligible employee’s salary at least equal to the local statutory funding requirements.

The components of net periodic pension cost for these plans for 2013, 2012 and 2011 are as follows:

	United Kingdom Plans			German Plan
	2013	2012	2011	2013	2012	2011
Components of Net Periodic Pension Cost:
Service cost	$3,511	$4,172	$4,296	$782	$670	$869
Interest cost	7,947	7,734	8,388	616	642	610
Expected return on plan assets	(10,119)	(10,319)	(10,569)	—	—	—
Amortization of net actuarial loss	622	1,172	1,344	230	—	116
Expected participant contributions	(1,650)	(1,838)	(1,871)	—	—	—

Net periodic pension cost	$311	$921	$1,588	$1,628	$1,312	$1,595

Assumptions Used to Determine Net Periodic Pension Cost:
Discount rate	4.60%	4.60%	5.20%	3.50%	5.40%	4.60%
Expected rate of return on assets	5.30%	5.90%	6.50%	n/a	n/a	n/a
Salary increases	3.60%	4.00%	4.50%	2.00%	2.50%	2.50%

The weighted average expected long-term rate of return on the assets of the United Kingdom pension plans is based on the target asset allocation and the average rate of growth expected for the asset classes invested. The rate of expected growth is derived from a combination of historic returns, current market indicators, the expected risk premium for each asset class over the risk-free rate and the opinion of professional advisors.

The change in the projected benefit obligation and plan assets, the funded status of the plan and a reconciliation of such funded status to the amounts reported in the consolidated balance sheets as of December 31, 2013 and 2012 is as follows:

	United Kingdom Plans		German Plan
	2013	2012	2013	2012
Change in Projected Benefit Obligation:
Benefit obligation, beginning of year	$180,994	$167,711	$17,628	$12,810
Service cost	3,511	4,172	782	670
Interest cost	7,947	7,734	616	642
Actuarial loss (gain)	10,422	(2,389)	396	3,991
Curtailment gain	—	—	—	(657)
Benefits paid	(2,539)	(2,525)	(165)	(132)
Foreign currency exchange rate changes	2,297	6,291	628	304

Benefit obligation, end of year	$202,632	$180,994	$19,885	$17,628

Change in Fair Value of Assets:
Fair value of plan assets, beginning of year	$195,917	$170,413	$—	$—
Covance contributions	6,194	6,369	—	—
Employee contributions	1,650	1,838	—	—
Actual return on plan assets	7,188	13,125	—	—
Benefits paid	(2,539)	(2,525)	—	—
Foreign currency exchange rate changes	2,092	6,697	—	—

Fair value of plan assets, end of year	$210,502	$195,917	$—	$—

Funded status at end of year—over (under) funded	$7,870	$14,923	$(19,885)	$(17,628)

	United Kingdom Plans		German Plan
	2013	2012	2013	2012
Amounts recognized in the consolidated balance sheets:
Non-current assets	$7,870	$14,923	$—	$—
Current liabilities	—	—	(234)	(204)
Non-current liabilities	—	—	(19,651)	(17,424)

Total	$7,870	$14,923	$(19,885)	$(17,628)

Covance contributed $6.2 million in 2013 and $6.4 million in 2012 to its United Kingdom plans and expects to contribute $9.1 million in 2014. No contributions were made during 2013 or 2012 to the German plan, nor are any contributions expected to be made to the German plan in 2014, since that plan is unfunded.

The change in projected benefit obligation of the German pension plan for the year ended December 31, 2012 includes a curtailment gain of $0.7 million due to a reduction in plan participants resulting from cost reduction actions taken at the Company’s Muenster, Germany toxicology facility.

The accumulated benefit obligation for the United Kingdom pension plans was $172.9 million and $156.4 million at December 31, 2013 and 2012, respectively. The accumulated benefit obligation for the German plan was $17.3 million and $15.2 million at December 31, 2013 and 2012, respectively.

The amounts recognized in accumulated other comprehensive income as of December 31, 2013 and 2012 are as follows:

	United Kingdom Plans		German Plan
	2013	2012	2013	2012
Net actuarial loss	$47,039	$33,039	$5,311	$5,146
Less: Tax benefit (deferred tax asset)	(11,810)	(8,780)	(1,634)	(1,583)

Accumulated other comprehensive income impact	$35,229	$24,259	$3,677	$3,563

Assumptions Used to Determine Benefit Obligations:
Discount rate	4.60%	4.60%	3.50%	3.50%
Salary increases	4.00%	3.60%	2.00%	2.00%

The net actuarial loss for the United Kingdom and German pension plans required to be amortized from accumulated other comprehensive income into net periodic pension cost in 2014 is expected to be $1.4 million and $0.2 million, respectively.

The investment policies for the United Kingdom pension plans are set by the plan trustees, based upon the guidance of professional advisors and after consultation with the Company, taking into consideration the plans’ liabilities and future funding levels. The trustees have set the long-term investment policy largely in accordance with the asset allocation of a broadly diversified investment portfolio. Assets are generally invested within the target ranges as follows:

Equity securities	45	%–55%
Debt securities	15	%–25%
Annuities	15	%–25%
Real estate	5	%–10%
Other	0	%–10%

The weighted average asset allocation of the United Kingdom pension plans as of December 31, 2013 and 2012 by asset category is as follows:

	2013	2012
Equity securities	51%	46%
Debt securities	22%	46%
Annuities	16%	—
Real estate	6%	5%
Other	5%	3%

Total	100%	100%

Investments are made in pooled investment funds. Pooled investment fund managers are regulated by the Financial Services Authority in the United Kingdom and operate under terms which contain restrictions on the way in which the portfolios are managed and require the managers to ensure that suitable internal operating procedures are in place. The trustees have set performance objectives for each fund manager and routinely monitor and assess the managers’ performance against such objectives. Annuities represent annuity buy-in insurance policies purchased by the plan trustees from large, financially sound insurers. The cash flows from the annuities are intended to match the plan’s obligations to specific groups of participants, typically those participants currently receiving benefits.

The fair value of the Company’s United Kingdom pension plans’ assets as of December 31, 2013, by asset category, are as follows:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash	$177	$177	$—	$—
Mutual funds(a)	176,175	—	176,175	—
Annuities(b)	34,150	—	—	34,150

Total	$210,502	$177	$176,175	$34,150

(a)	Mutual funds represent pooled investment vehicles offered by investment managers, which are generally comprised of investments in equities, bonds, property and cash. The plans’ trustees hold units in these funds, the value of which is determined by the number of units held multiplied by the unit price calculated by the investment managers. That unit price is derived based on the market value of the securities that comprise the fund, which are determined by quoted prices in active markets. No element of the valuation is based on inputs made by the plans’ trustees.
(b)	Annuities represent annuity buy-in insurance policies, whereby the insurer pays the pension payments for the lifetime of the members covered. The annuities are assets of the plan and payments from the insurer are made to the plans’ trustees, who then use those proceeds to pay the pensioners. The cash flows from the annuities are intended to effectively match the payments to the pensioners covered by the policy. As such, these assets are valued actuarially based upon the value of the liabilities with which they are associated. As the valuation of these assets is judgmental, and there are no observable inputs associated with the valuation, these assets are classified as Level 3 in the fair value hierarchy.

Expected future benefit payments are as follows:

Year Ending December 31,	United Kingdom Plans	German Plan
2014	$3,485	$234
2015	$4,028	$253
2016	$3,685	$276
2017	$4,300	$296
2018	$4,973	$329
2019-2023	$34,152	$2,253

Supplemental Executive Retirement Plan

In addition to these foreign defined benefit pension plans, Covance also has a non-qualified Supplemental Executive Retirement Plan (“SERP”). The SERP, which is not funded, is intended to provide retirement benefits for certain executive officers of Covance. Benefit amounts are based upon years of service and compensation of the participating employees.

The components of net periodic pension cost for the years ended December 31, 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Components of Net Periodic Pension Cost:
Service cost	$1,507	$1,478	$1,282
Interest cost	724	776	695
Amortization of prior service credit	(119)	(119)	(119)
Amortization of net actuarial loss	567	270	296

Net periodic pension cost	$2,679	$2,405	$2,154

Assumptions Used to Determine Net Periodic Pension Cost:
Discount rate	3.20%	4.30%	4.40%
Salary increases	3.25%	3.75%	4.00%

The change in the projected benefit obligation, the funded status of the plan and a reconciliation of such funded status to the amounts reported in the consolidated balance sheets as of December 31, 2013 and 2012 is as follows:

	2013	2012
Change in Projected Benefit Obligation:
Benefit obligation, beginning of year	$21,115	$16,572
Service cost	1,507	1,478
Interest cost	724	776
Actuarial loss	456	2,289

Benefit obligation, end of year	$23,802	$21,115

Funded status at end of year—under funded	$(23,802)	$(21,115)

	2013	2012
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(3,852)	$(2,486)
Non-current liabilities	(19,950)	(18,629)

Total	$(23,802)	$(21,115)

The accumulated benefit obligation as of December 31, 2013 and 2012 is $21.5 million and $18.8 million, respectively.

The amounts recognized in accumulated other comprehensive income and not yet recognized as a component of net periodic pension cost as of December 31, 2013 and 2012 are as follows:

	2013	2012
Net actuarial loss	$6,032	$6,011
Prior service credit	(570)	(689)
Less: Tax benefit (deferred tax asset)	(1,912)	(1,879)

Accumulated other comprehensive income impact	$3,550	$3,443

The net actuarial loss and prior service credit required to be amortized from accumulated other comprehensive income into net periodic pension cost in 2014 are estimated to be $0.6 million and ($0.1) million, respectively.

	2013	2012
Assumptions Used to Determine Benefit Obligation:
Discount rate	3.90%	3.20%
Salary increases	3.25%	3.25%

Expected future benefit payments are as follows:

Year Ending December 31,
2014	$3,852
2015	$131
2016	$10,497
2017	$1,261
2018	$845
2019-2023	$11,022

Post-Employment Retiree Health and Welfare Plan

Covance also sponsors a post-employment retiree health and welfare plan for the benefit of eligible employees at certain U.S. subsidiaries who retire after satisfying service and age requirements. This plan is funded on a pay- as-you-go basis and the cost of providing these benefits is shared with the retirees.

The components of net periodic post-retirement benefit cost for 2013, 2012 and 2011 are as follows:

	2013		2012	2011
Components of Net Periodic Post-retirement Benefit Cost:
Service cost	$53		$69	$96
Interest cost	231		290	306
Amortization of net actuarial loss	—		40	133

Net periodic post-retirement benefit cost	$284		$399	$535

Assumptions Used to Determine Net Periodic Post-retirement Benefit Cost:
Discount rate	3.60%		4.60%	4.70%
Health care cost trend rate	7.50	%(a)	8.00%	8.50%

(a)	decreasing to ultimate trend of 5.00% in 2018

The change in the projected post-retirement benefit obligation, the funded status of the plan and the reconciliation of such funded status to the amounts reported in the consolidated balance sheets as of December 31, 2013 and 2012 is as follows:

	2013	2012
Change in Projected Benefit Obligation:
Benefit obligation, beginning of year	$6,817	$6,540
Service cost	53	69
Interest cost	231	290
Participant contributions	815	774
Actuarial gain	(825)	(114)
Benefits paid	(1,162)	(912)
Federal subsidy on benefits paid	57	170

Benefit obligation, end of year	$5,986	$6,817

Funded status at end of year—under funded	$(5,986)	$(6,817)

	2013	2012
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(579)	$(607)
Non-current liabilities	(5,407)	(6,210)

Total	$(5,986)	$(6,817)

The amounts recognized in accumulated other comprehensive income as of December 31, 2013 and 2012 are as follows:

	2013	2012
Net actuarial (gain) loss	$(147)	$678
Less: Deferred tax expense (benefit)	52	(239)

Accumulated other comprehensive income impact	$(95)	$439

There is no net actuarial loss required to be amortized from accumulated other comprehensive income into net periodic post-retirement benefit cost in 2014.

	2013		2012
Assumptions Used to Determine Benefit Obligation:
Discount rate	4.40%		3.60%
Health care cost trend rate	7.00	%(a)	7.50%

(a)	decreasing to ultimate trend of 5.00% in 2017.

A one-percentage-point increase or decrease in the assumed health care cost trend rate would not impact the net service and interest cost components of the net periodic post-retirement benefit cost or the post-retirement benefit obligation since future increases in plan costs are paid by participant contributions. Covance expects to contribute $0.6 million to the post- employment retiree health and welfare plan in 2014.

Expected future gross benefit payments, Federal subsidies and net benefit payments are as follows:

Year Ending December 31,	Gross Benefit Payments	Federal Subsidies	Net Benefit Payments
2014	$1,462	$(115)	$1,347
2015	$1,623	$—	$1,623
2016	$1,638	$—	$1,638
2017	$1,666	$—	$1,666
2018	$1,629	$—	$1,629
2019-2023	$7,406	$—	$7,406

Defined Contribution Plans

U.S. employees are eligible to participate in Covance’s 401(k) plan, while employees in international locations are eligible to participate in either defined benefit or defined contribution plans, depending on the plan offered at their location. Aggregate Covance contributions to its various defined contribution plans totaled $38.7 million, $33.7 million and $30.2 million for 2013, 2012 and 2011, respectively.

9. Stockholders’ Equity

Preferred Stock

Covance is authorized to issue up to 10.0 million shares of Series Preferred Stock, par value $1.00 per share (the “Covance Series Preferred Stock”). The Covance Board of Directors has the authority to issue such shares from time to time, without stockholder approval, and to determine the designations, preferences, rights, including voting rights, and restrictions of such shares, subject to the Delaware General Corporate Laws. Pursuant to this authority, the Covance Board of Directors has designated 1.0 million shares of the Covance Series Preferred Stock as Covance Series A Preferred Stock. No other class of Covance Series Preferred Stock has been designated by the Board. As of December 31, 2013, no Covance Series Preferred Stock has been issued or is outstanding.

Dividends—Common Stock

Covance’s Board of Directors may declare dividends on the shares of Covance common stock out of legally available funds (subject to any preferential rights of any outstanding Covance Series Preferred Stock). However, Covance has no present intention to declare dividends, but instead intends to retain earnings to provide funds for the operation and expansion of its business.

Treasury Stock

The Board of Directors has, from time to time, approved stock repurchase programs enabling Covance to repurchase shares of its common stock. In December 2013, the Covance Board of Directors authorized the repurchase of up to $100 million of the Company’s outstanding common stock (the “2013 Repurchase Program”). As of December 31, 2013, no shares have been repurchased under the 2013 Repurchase Program. In January 2012, the Covance Board of Directors authorized the repurchase of up to $300 million of the Company’s outstanding common stock (the “2012 Repurchase Program”). This was in addition to 0.8 million shares remaining under a 3.0 million share buyback authorization approved by the Covance Board of Directors in 2007 (the “2007 Repurchase Program”). The 2012 and the 2007 repurchase programs were completed as of December 31, 2013. In addition to the Board approved share repurchase programs, Covance also reacquires shares of its common stock when employees tender shares to satisfy income tax withholdings associated with the vesting of stock awards.

The following table sets forth the treasury stock activity during 2013, 2012 and 2011:

	2013		2012		2011
(amounts in thousands)	$	# shares	$	# shares	$	# shares
Shares repurchased in connection with:
Board approved buyback programs	$20,125	263.7	$314,787	6,654.0	$—	—
Employee benefit plans	13,693	186.3	8,986	207.5	8,810	158.4

Total	$33,818	450.0	$323,773	6,861.5	$8,810	158.4

Stock-Based Compensation Plans

In May 2013, Covance’s shareholders approved the 2013 Employee Equity Participation Plan (the “2013 EEPP”) in replacement of the 2010 Employee Equity Participation Plan (the “2010 EEPP”). Effective upon approval of the 2013 EEPP, no further grants or awards were permitted under the 2010 EEPP. Shares remaining available for grant under the 2010 EEPP are available for grant under the 2013 EEPP. The 2013 EEPP became effective on May 7, 2013 and will expire on May 6, 2023. The 2013 EEPP authorizes the Compensation and Organization Committee of the Board of Directors (the “Compensation Committee”), or such committee as is appointed by the Covance Board of Directors, to administer the 2013 EEPP and to grant awards to employees of Covance. The 2013 EEPP authorizes the Compensation Committee to grant the following awards: options to purchase common stock; stock appreciation rights; and other stock awards either singly or in combination. Shares granted, other than options or SARs, shall be counted against the shares available for grant based upon the ratio of 2.09 for every one share granted. The exercise period for stock options granted under the 2013 EEPP is determined by the Compensation Committee at the time of grant, and is generally ten years from the date of grant. The vesting period for stock options and stock awards granted under the 2013 EEPP is determined by the Compensation Committee at the time of grant. Beginning in 2012, options and restricted stock awards are generally granted with a pro rata four year vesting period, whereas previously, they were generally granted with a pro rata three year vesting period. Performance-based restricted stock awards generally vest over a three year period. The number of shares of Covance common stock initially available for grant under the 2013 EEPP totaled 2.8 million plus approximately 0.8 million shares remaining available under the 2010 EEPP at the time the 2013 EEPP was approved. All grants and awards under the 2010 EEPP remaining outstanding are administered in accordance with the provisions of the 2010 EEPP out of shares issuable under the 2013 EEPP. The Company may issue authorized but previously unissued shares or treasury shares when options are exercised or for stock awards. There have been no grants of stock appreciation rights under the 2010 EEPP or the 2013 EEPP. At December 31, 2013 there were approximately 3.6 million shares remaining available for grants under the 2013 EEPP.

The Company recognizes stock-based compensation expense on a straight line basis over the vesting period of the related awards based upon the grant-date fair value of awards expected to vest. Results of operations for the year ended December 31, 2013 include $41.5 million ($28.5 million net of tax benefit of $13.0 million) of total stock-based compensation expense, $18.2 million of which has been included in cost of revenue and $23.3 million of which has been included in selling, general and administrative expenses. Results of operations for the year ended December 31, 2012 include $40.8 million ($27.9 million net of tax benefit of $12.9 million) of total stock-based compensation expense, $20.8 million of which has been included in cost of revenue and $20.0 million of which has been included in selling, general and administrative expenses. Results of operations for the year ended December 31, 2011 include $40.1 million ($27.4 million net of tax benefit of $12.7 million) of total stock-based compensation expense, $20.0 million of which has been included in cost of revenue and $20.1 million of which has been included in selling, general and administrative expenses.

Options—The grant-date fair value of stock option awards is estimated using an option pricing model. The Company uses the Lattice-Binomial option pricing formula to estimate the grant-date fair value of stock option awards. In order to estimate the grant-date fair value, option pricing models require the use of estimates and assumptions as to (a) the expected term of the option, (b) the expected volatility of the price of the underlying stock, (c) the risk-free interest rate for the expected term of the option and (d) pre-vesting forfeiture rates. The expected term of the option is based upon the contractual term, taking into account expected employee exercise and expected post-vesting employment termination behavior. The expected volatility of the price of the underlying stock is based upon the volatility of the Company’s stock computed over a period of time equal to the expected term of the option. The risk free interest rate is based upon the implied yields currently available from the U.S. Treasury zero-coupon yield curve for issues with a remaining duration equal to the expected term of the option. Pre-vesting forfeiture rates are estimated based upon past voluntary termination behavior and past option forfeitures.

The following table sets forth the weighted average assumptions used to calculate the fair value of options granted for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Expected stock price volatility	36%	38%	37%
Range of risk free interest rates	0.09% - 2.03%	0.03% - 2.01%	0.10% - 3.62%
Expected life of options (years)	5.4	5.2	4.8

The following table sets forth Covance’s stock option activity as of and for the year ended December 31, 2013:

	Number of Shares (in thousands)	Weighted Average Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (in millions)
Options outstanding, December 31, 2012	4,338.9	$51.77
Granted	514.2	$69.14
Exercised	(1,353.3)	$48.13
Forfeited	(135.8)	$52.63

Options outstanding, December 31, 2013	3,364.0	$55.86	6.5 years	$108.4

Vested & unvested expected to vest, December 31, 2013	3,246.8	$55.68	6.4 years	$105.2
Exercisable at December 31, 2013	1,899.3	$54.93	5.1 years	$63.0

The weighted average grant-date fair value per share of options granted during 2013, 2012 and 2011 was $23.19, $16.47 and $19.87, respectively. As of December 31, 2013, the total unrecognized compensation cost related to non-vested stock options granted was $17.2 million and is expected to be recognized over a weighted average period of 2.5 years.

The following table sets forth the aggregate intrinsic value of options exercised and the aggregate grant-date fair value of shares which vested during 2013, 2012 and 2011:

	2013	2012	2011
(in millions)
Aggregate intrinsic value of options exercised	$39.3	$7.6	$5.0
Aggregate grant-date fair value of shares vested	$14.1	$14.3	$9.9

Cash proceeds from stock options exercised during the years ended December 31, 2013, 2012 and 2011 totaled $65.1 million, $12.7 million and $6.8 million, respectively. The cash flows resulting from tax benefits realized on tax deductions in excess of the compensation expense recognized for stock options exercised in the period are classified as a financing cash flow. The excess tax benefit classified as a financing cash inflow during the years ended December 31, 2013, 2012 and 2011 was $6.1 million, $1.1 million and $0.9 million, respectively. The actual tax benefit realized on stock options exercised during the years ended December 31, 2013, 2012 and 2011 was $6.1 million, $1.7 million and $1.7 million, respectively. The difference between the actual tax benefit received and the excess tax benefit for the years ended December 31, 2012 and 2011, of $0.6 million and $0.8 million, respectively, is classified as an operating cash inflow.

Restricted Stock Awards—Restricted stock awards are granted subject to either service conditions (restricted stock) or service and performance conditions (performance-based shares). The grant-date fair value of restricted stock and performance-based share awards, which has been determined based upon the market value of Covance’s shares on the grant date, is expensed on a straight line basis over the vesting period of the related awards.

The following table sets forth Covance’s performance-based shares and restricted stock activity as of and for the year ended December 31, 2013:

	Performance-based Shares		Restricted Stock
	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2012	264.0	$54.45	889.9	$51.61
Granted	199.6	$61.30	520.5	$69.38
Vested	(77.9)	$57.42	(386.4)	$53.51
Forfeited	(10.0)	$51.60	(80.9)	$56.72

Non-vested at December 31, 2013	375.7	$57.55	943.1	$60.20

The blended weighted average grant-date fair value of performance-based shares and restricted stock awards granted during the year ended December 31, 2013, 2012 and 2011 was $67.14, $48.50 and $57.96, respectively. As of December 31, 2013, the total unrecognized compensation cost related to non-vested performance-based shares and restricted stock awards was $51.6 million. This cost is expected to be recognized over a weighted average period of 2.2 years. The total fair value of performance-based shares and restricted stock which vested during 2013, 2012 and 2011 was $25.2 million, $25.8 million and $22.2 million, respectively.

10. Commitments and Contingencies

Minimum annual rental commitments under non-cancelable operating leases, primarily for offices and laboratory facilities, in effect at December 31, 2013 are as follows:

Year Ending December 31,
2014	$37,558
2015	$32,875
2016	$25,766
2017	$20,551
2018	$19,236
2019 and beyond	$92,704

Operating lease rental expense aggregated $36.7 million, $38.6 million and $35.1 million for 2013, 2012 and 2011, respectively.

Covance is party to lawsuits and administrative proceedings incidental to the normal course of its business. Covance does not believe that any liabilities related to such lawsuits or proceedings will have a material effect on its financial condition, results of operations or cash flows.

11. Facility Consolidation and Other Cost Reduction Actions

2012 and 2013 Actions

During 2012, Covance commenced a series of actions to better align capacity to preclinical market demand and reduce overhead in its early development segment, as well as to improve future profitability by streamlining its overall cost structure, including its corporate and functional support infrastructure and consolidating facilities in connection with the rationalization of its data centers. These actions included the closure of the Company’s toxicology facility in Chandler, Arizona, its clinical pharmacology facilities in Honolulu, Hawaii and Basel, Switzerland, as well as a capacity and workforce reduction in Muenster, Germany. These restructuring actions are expected to be completed in 2014.

The following table sets forth the costs associated with the restructuring component of costs incurred in connection with these actions during the years ended December 31, 2013 and 2012:

Description	2013	2012
Employee separation costs	$5,105	$22,845
Lease and facility exit costs	713	3,922
Accelerated depreciation and amortization	1,497	3,470
Other costs	5,931	3,693

Total	$13,246	$33,930

During the years ended December 31, 2013 and 2012, restructuring costs of $11.7 million and $30.4 million, respectively, have been included in selling, general and administrative expenses and $1.5 million and $3.5 million, respectively, have been included in depreciation and amortization.

The following table sets forth the restructuring costs by segment incurred in connection with these actions during the years ended December 31, 2013 and 2012:

	2013	2012
Early Development	$5,431	$30,341
Late-Stage Development	4,049	1,272
Corporate expenses	3,766	2,317

Total	$13,246	$33,930

Total costs for the 2012 and 2013 actions are expected to approximate $50 million, including $29 million in employee separation costs, $5 million in lease and facility exit costs, $5 million in accelerated depreciation and amortization and $11 million in other costs. Costs by segment are expected to total $37 million in our early development segment, $6 million in our late-stage development segment and $7 million in corporate expenses.

Cumulative costs for the 2012 and 2013 actions through December 31, 2013 totaled $47.2 million, of which $42.2 million was included in selling, general and administrative expenses and $5.0 million was included in depreciation and amortization. Cumulative costs incurred by category for these actions through December 31, 2013 totaled $28.0 million in employee separation costs, $4.6 million in lease and facility exit costs, $5.0 million in accelerated depreciation and $9.6 million in other costs. Cumulative costs incurred by segment through December 31, 2013 totaled $35.8 million in our early development segment, $5.3 million in our late-stage development segment and $6.1 million in corporate expenses.

The following table sets forth the rollforward of the 2012 and 2013 actions restructuring activity for the year ended December 31, 2013:

Description	Balance, Dec 31, 2012	Total Charges	Cash Payments	Other	Balance, Dec 31, 2013
Employee separation costs	$11,236	$5,105	$(14,066)	$29	$2,304
Lease and facility exit costs	3,733	713	(1,649)	(23)	2,774
Accelerated depreciation and amortization	—	1,497	—	(1,497)	—
Other costs	171	5,931	(5,953)	(7)	142

Total	$15,140	$13,246	$(21,668)	$(1,498)	$5,220

Other costs include charges incurred in connection with transitioning services from sites being closed and legal and professional fees. Other activity in the reserve rollforward primarily reflects accelerated depreciation and amortization and foreign exchange impacts as a result of the change in exchange rates between periods.

In addition to the above restructuring costs, during 2013, Covance incurred $8.7 million in costs associated with other cost reduction actions, primarily to consolidate certain corporate support functions, as well as property tax and depreciation expense on facilities that have been closed but not yet disposed of ($7.3 million of which has been included in selling, general and administrative expenses and $1.4 million of which has been included in depreciation and amortization). Costs incurred by segment during the year ended December 31, 2013 totaled $2.9 million in our early development segment, and $5.8 million in corporate expenses.

During 2012, Covance recorded $21.2 million in charges to reflect the write-down of certain research product inventory, based on current and expected future demand, and for costs associated with the settlement of an inventory supply agreement. These costs have been included in cost of sales in the early development segment.

2010 and 2011 Actions

During 2011, the Company completed actions to rationalize capacity, reduce the cost of overhead and support functions and streamline processes.

The following table sets forth the costs incurred in connection with these restructuring activities during the year ended December 31, 2011:

Description	2011
Employee separation costs	$12,157
Lease and facility exit costs	2,010
Accelerated depreciation	1,777
Other costs	8,425

Total	$24,369

During the year ended December 31, 2011, restructuring costs of $22.6 million have been included in selling, general and administrative expenses and $1.8 million have been included in depreciation and amortization. Costs incurred during the year ended December 31, 2011 totaled $11.4 million in our early development segment, $5.0 million in our late-stage development segment and $8.0 million in corporate expenses.

Cumulative costs for the 2010 and 2011 actions through December 31, 2011 totaled $52.4 million, of which $47.7 million was included in selling, general and administrative expenses and $4.7 million was included in depreciation and amortization. Cumulative costs incurred by category for these actions through December 31, 2011 totaled $30.2 million in employee separation costs, $6.8 million in lease and facility exit costs, $4.6 million in accelerated depreciation and $10.8 million in other costs. Cumulative costs incurred by segment through December 31, 2011 totaled $25.5 million in our early development segment, $12.3 million in our late-stage development segment and $14.6 million in corporate expenses.

The following table sets forth the rollforward of the 2010 and 2011 actions restructuring activity for the year ended December 31, 2013:

Description	Balance, Dec 31, 2012	Total Charges	Cash Payments	Other	Balance, Dec 31, 2013
Employee separation costs	$404	$—	$(196)	$(208)	$—
Lease and facility exit costs	907	—	(867)	(40)	—
Other costs	—	—	—	—	—

Total	$1,311	$—	$(1,063)	$(248)	$—

Other activity in the reserve rollforward primarily reflects foreign exchange impacts as a result of the change in exchange rates between periods as well as final adjustments.

In addition to the above noted costs, in the fourth quarter of 2011, due to a decline in demand for one of its research products, Covance terminated a long-standing inventory supply agreement and wrote-down inventory resulting in a charge of $10.3 million. These costs have been included in selling, general and administrative expenses in the early development segment.

12. Assets Held for Sale

Covance records long-lived assets as held for sale when a plan to sell the asset has been initiated and all other held for sale criteria have been satisfied. Assets classified as held for sale are recorded in other current assets on the consolidated balance sheet at the lower of their carrying value or fair value less cost to sell. It is the intention of Covance to complete the sale of each of these assets within the upcoming year.

During the fourth quarter of 2013, Covance entered into negotiations to sell certain assets of its Genomics Laboratory located in Seattle, Washington, which is part of the early development segment. As a result, $4.4 million of property and equipment and $2.3 million of inventory were reclassified to assets held for sale as of December 31, 2013.

During the first quarter of 2013, Covance completed the closure of its clinical pharmacology site in Basel, Switzerland, which is part of the early development segment, and initiated actions to sell that property. As a result, the $8.3 million carrying value of the property was reclassified from property and equipment to assets held for sale as of March 31, 2013. During the fourth quarter of 2013, Covance recorded an impairment charge of $2.3 million to reduce the carrying value of the Basel property to its estimated fair market value less cost to sell as of December 31, 2013.

In the fourth quarter of 2011, Covance completed the wind-down and transition of services at its toxicology facility in Vienna, Virginia, which is part of the early development segment, and initiated actions to sell that property. As a result, the related carrying value of $27.0 million was reclassified from property and equipment to assets held for sale.

13. Segment Information

Covance has two reportable segments: early development and late-stage development. Early development services, which includes Covance’s discovery support services, preclinical and clinical pharmacology service capabilities, involve evaluating a new compound for safety and early effectiveness as well as evaluating the absorption, distribution, metabolism and excretion of the compound in the human body. It is at this stage that a pharmaceutical company, based on available data, will generally decide whether to continue further development of a drug. Late-stage development services, which includes Covance’s central laboratory, Phase II-IV clinical development and market access services, are geared toward demonstrating the clinical effectiveness of a compound in treating certain diseases or conditions, obtaining regulatory approval and maximizing the drug’s commercial potential. The accounting policies of the reportable segments are the same as those described in Note 2.

	Early Development		Late-Stage Development		Other Reconciling Items		Total
Total revenues from external customers:
2013	$870,478		$1,531,835		$192,817	(a)	$2,595,130
2012	$869,512		$1,311,109		$185,138	(a)	$2,365,759
2011	$930,564		$1,165,374		$140,508	(a)	$2,236,446
Depreciation and amortization:
2013	$65,344		$30,222		$32,351	(b)	$127,917
2012	$68,937		$25,676		$23,095	(b)	$117,708
2011	$67,596		$20,079		$17,539	(b)	$105,214
Operating income:
2013	$87,547	(g)	$338,532	(h)	$(208,745	)(c)	$217,334
2012	$4,002	(g)	$277,567	(h)	$(165,692	)(c)	$115,877
2011	$105,325	(g)	$226,300	(h)	$(150,996	)(c)	$180,629
Segment assets:
2013	$1,150,494	(i)	$1,109,411		$296,683	(d)	$2,556,588
2012	$1,127,265	(i)	$923,259		$237,818	(d)	$2,288,342
2011	$1,169,758	(i)	$707,024		$231,226	(d)	$2,108,008
Investment in equity method investees:
2013	$—		$—		$—		$—
2012	$—		$—		$—		$—
2011	$10,356	(e)	$—		$—		$10,356
Capital expenditures:
2013	$27,944		$74,837		$59,389	(f)	$162,170
2012	$45,442		$51,573		$54,664	(f)	$151,679
2011	$65,165		$38,803		$30,665	(f)	$134,633

(a)	Represents revenues associated with reimbursable out- of-pocket expenses.
(b)	Represents depreciation and amortization on corporate fixed assets.
(c)	Represents corporate expenses (primarily information technology, marketing, communications, human resources, finance, legal and stock-based compensation expense). Corporate expenses include charges associated with restructuring and cost reduction actions of $9,601, $2,317 and $7,968 in 2013, 2012 and 2011, respectively.
(d)	Represents corporate assets.
(e)	Represents equity investment in Noveprim Limited and reflects impact of impairment charge of $7,373 and $12,119 in 2012 and 2011, respectively.
(f)	Represents corporate capital expenditures.
(g)	Early development operating income includes restructuring and cost reduction actions of $8,300 and asset impairment charges of $4,877 in 2013, restructuring costs of $30,341, an inventory write-down and costs associated with the settlement of an inventory supply agreement totaling $21,168 and a goodwill impairment charge of $17,959 in 2012 and restructuring costs of $11,411 and costs associated with the termination of an inventory supply agreement and related inventory write-down totaling $10,287 in 2011.
(h)	Late-Stage development operating income includes restructuring costs of $4,049, $1,272 and $4,990 in 2013, 2012 and 2011, respectively.
(i)	Early development assets were impacted by asset impairment charges of $4,877 in 2013, an inventory write-down of $16,404, a goodwill impairment charge of $17,959, an impairment of an equity investment of $7,373 and the sale of an investment of $3,223 in 2012, an inventory write-down of $8,349 and an impairment of an equity investment of $12,119 in 2011.

Enterprise-Wide Disclosures

Net revenues from external customers for each significant service area for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Preclinical Laboratory Services	Central (Clinical) Laboratory Services	Phase I-IV Clinical Development Services	All Other Services	Total
2013	$568,284	$775,405	$852,791	$205,833	$2,402,313
2012	$573,235	$640,903	$744,987	$221,496	$2,180,621
2011	$628,679	$601,208	$617,144	$248,907	$2,095,938

Net revenues from external customers and long-lived assets for each significant geographic location for the years ended December 31, 2013, 2012 and 2011 are as follows:

	United States	United Kingdom	Switzerland	Other	Total
Net revenues from external customers(1)
2013	$1,164,717	$249,306	$391,673	$596,617	$2,402,313
2012	$1,116,763	$246,701	$317,717	$499,440	$2,180,621
2011	$1,099,430	$248,961	$304,673	$442,874	$2,095,938
Long-lived assets(2)
2013	$630,749	$110,411	$84,921	$87,531	$913,612
2012	$615,328	$113,378	$79,010	$83,603	$891,319
2011	$591,179	$108,145	$76,270	$73,957	$849,551

(1)	Net revenues are attributable to geographic locations based on the physical location where the services are performed.
(2)	Long-lived assets represents the net book value of property and equipment.

In 2013, Covance had one customer that accounted for 10.6% and another customer that accounted for 10.0% of consolidated net revenues. Covance had one customer that accounted for 10.1% of consolidated net revenues in 2012 while there were no customers accounting for 10% or more of consolidated net revenues in 2011.

14. Quarterly Results (Unaudited)

Covance’s quarterly operating results are subject to variation, and are expected to continue to be subject to variation, as a result of factors such as (1) delays in initiating or completing significant drug development trials, (2) termination or reduction in size of drug development trials, (3) acquisitions and divestitures, (4) changes in the mix of our services, and (5) exchange rate fluctuations. Delays and terminations of trials are often the result of actions taken by Covance’s customers or regulatory authorities and are not typically controllable by Covance. Since a large amount of Covance’s operating costs are relatively fixed while revenue is subject to fluctuation, moderate variations in the commencement, progress or completion of drug development trials may cause significant variations in quarterly results.

The following table presents unaudited quarterly operating results of Covance for each of the eight most recent fiscal quarters during the period ended December 31, 2013. In the opinion of Covance, the information in the table below has been prepared on the same basis as the audited consolidated financial statements and reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results of operations for those periods. Operating results for any quarter are not necessarily indicative of the results that may be reported in any future period.

	Quarter Ended
	Dec. 31, 2013		Sep. 30, 2013		June 30, 2013		Mar. 31, 2013		Dec. 31, 2012		Sep. 30, 2012		June 30, 2012		Mar. 31, 2012
	(Dollars in thousands, except per share data)
Net revenues	$623,094		$606,722		$592,298		$580,199		$562,180		$544,818		$542,782		$530,841
Reimbursable out-of-pocket expenses	46,675		40,328		51,678		54,136		46,964		52,844		42,263		43,067

Total revenues	669,769		647,050		643,976		634,335		609,144		597,662		585,045		573,908

Costs and expenses:
Cost of revenue	436,857		424,857		419,115		411,344		395,841		389,724		408,198		376,460
Reimbursable out-of-pocket expenses	46,675		40,328		51,678		54,136		46,964		52,844		42,263		43,067
Selling, general and administrative	93,564		87,052		90,177		89,219		92,823		94,401		90,601		81,029
Depreciation and amortization	32,845		32,191		31,496		31,385		30,423		30,102		29,953		27,230
Impairment charges	4,877		—		—		—		—		—		17,959		—

Total	614,818	(a)	584,428	(b)	592,466	(c)	586,084	(e)	566,051	(g)	567,071	(h)	588,974	(k)	527,786

Income (loss) from operations	54,951	(a)	62,622	(b)	51,510	(c)	48,251	(e)	43,093	(g)	30,591	(h)	(3,929	)(k)	46,122
Other expense (income), net	1,464		1,641		991	(d)	(14,487	)(f)	1,326		(258	)(i)	9,274	(l)	721

Income (loss) before taxes and equity investee earnings	53,487	(a)	60,981	(b)	50,519	(c),(d)	62,738	(e),(f)	41,767	(g)	30,849	(h),(i)	(13,203	)(k),(l)	45,401
Tax expense (benefit)(m)	7,641		16,780		9,525		14,572		7,870		(6,971	)(j)	(607)		9,807
Equity investee earnings (loss)	—		—		—		—		—		—		(81)		98

Net income (loss)	$45,846	(a)	$44,201	(b)	$40,994	(c),(d)	$48,166	(e),(f)	$33,897	(g)	$37,820	(h),(i),(j)	$(12,677	)(k),(l)	$35,692

Basic earnings (loss) per share	$0.83		$0.81		$0.75		$0.89		$0.63		$0.70		$(0.23)		$0.62
Diluted earnings (loss) per share	$0.80	(a)	$0.78	(b)	$0.72	(c),(d)	$0.86	(e),(f)	$0.61	(g)	$0.69	(h),(i),(j)	$(0.23	)(k),(l)	$0.60

(a)	Includes restructuring and other cost reduction actions of $4,874 ($3,224 net of tax or $0.06 per diluted share), asset impairment charges of $4,877 ($3,568 net of tax or $0.06 per diluted share) and favorable income tax items totaling $3,035 (or $0.05 per diluted share).
(b)	Includes restructuring and other cost reduction actions of $4,893 ($3,063 net of tax or $0.05 per diluted share).
(c)	Includes restructuring and other cost reduction actions of $6,013 ($3,942 net of tax or $0.07 per diluted share).
(d)	Includes $707 gain on sale of investment ($460 net of tax or $0.01 per diluted share).
(e)	Includes restructuring costs of $6,170 ($4,347 net of tax or $0.08 per diluted share).
(f)	Includes $15,693 gain on sale of investment ($10,194 net of tax or $0.18 per diluted share).
(g)	Includes restructuring costs of ($10,191) and favorable inventory adjustment of $3,613 totaling $6,578 ($4,466 net of tax or $0.08 per diluted share).
(h)	Includes restructuring costs ($14,072) and costs associated with the settlement of an inventory supply agreement ($4,000) totaling $18,072 ($12,403 net of tax or $0.22 per diluted share).
(i)	Includes $1,459 gain on sale of investment ($945 net of tax or $0.02 per diluted share).
(j)	Includes favorable income tax items totaling $11,501 (or $0.21 per diluted share).
(k)	Includes restructuring costs ($9,667), inventory write-down ($20,781) and goodwill impairment charges ($17,959) totaling $48,407 ($38,880 net of tax or $0.72 per diluted share).
(l)	Includes impairment of equity investment totaling $7,373 ($7,373 net of tax or $0.14 per diluted share).
(m)	Includes the tax effect of the items listed in footnotes (a) through (l), as applicable.

15. Subsequent Events

On January 31, 2014, Covance completed the sale of certain assets of its Genomics Laboratory located in Seattle, Washington. The net assets sold were classified as held for sale with a net carrying value of approximately $6.7 million at December 31, 2013. Covance expects to record a small gain on this sale, net of allocated goodwill and deal related costs.

Covance completed an evaluation of the impact of any subsequent events through the date these financial statements were issued, and determined there were no other subsequent events requiring disclosure in or adjustment to these financial statements.